FORM 3                                                                                              -------------------------------
                                                                                                              OMB APPROVAL
                                                                                                    -------------------------------
                                                                                                    OMB number:           3235-0104
                                                                                                    Expires:         April 30, 1997
                                                                                                    Estimated average burden
                                                                                                    hours per response..........0.5
                                                                                                    -------------------------------

                                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C. 20549

                                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

               Filed pursuant to Section 16(a) of the Securities  Exchange Act of  1934,  Section  17(a) of the  Public  Utility
                           Holding  Company Act of 1935 or Section  30(f) of the Investment Company Act of 1940


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                                              |                          |
1.    Name and Address of Reporting Person    | 2.  Date of Event Re-    | 4.  Issuer Name and Ticker or Trading Symbol
                                              |     quiring Statement    |
      Tungare        Sandeep          R.      |     (Month/Day/Year)     |              i2 Technologies, Inc., ITWO
----------------------------------------------|                          |------------------------------------------------
      (Last)         (First)        (Middle)  |         5/15/97          |                                 |
                                              |                          | 5.  Relationship of Reporting   | 6.  If Amendment, Date
          1055 Parsippany Blvd., Suite 210    |                          |     Person to Issuer            |     of
----------------------------------------------|--------------------------|     (Check all applicable)      |     Original
                    (Street)                  | 3.  IRS or Social Se-    |                                 |     (Month/Day/Year)
                                              |     curity Number of     |      X  Director    __ 10% Owner|
                                              |     Reporting Person     |      __ Officer     __ Other    |
                                              |     (Voluntary)          |         (give title    (specify |
                                              |                          |          below)         below)  |
    Parsippany,     New Jersey       07054    |                          |        _________________        |
                                              |                          |                                 |
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    |              Table I -- Non-Derivative Securities Beneficially Owned
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1.   Title of Security                           | 2.  Amount of Securities   |  3.  Ownership         | 4.  Nature of Indirect
     (Instr. 4)                                  |     Beneficially Owned     |      Form: Direct      |     Beneficial Ownership
                                                 |     (Instr. 4)             |      (D) or Indirect   |     (Instr. 5)
                                                 |                            |      (I) (Instr. 5)    |
-------------------------------------------------|----------------------------|------------------------|---------------------------
Common Stock                                     |           573,192          |            D           |
-------------------------------------------------|----------------------------|------------------------|---------------------------
Common Stock                                     |           573,192          |            I           |     Owned by spouse.
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
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                                                 |                            |                        |
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                                                 |                            |                        |
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                                                 |                            |                        |
===================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                       (Print or Type Responses)                                    SEC 1473 (8/92)

FORM 3 (continued)                   Table II -- Derivative  Securities  Beneficially Owned (e.g.,
                                                 puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative   | 2.  Date Exercisable   | 3.  Title and Amount of      | 4.  Conver-    | 5.  Owner-    | 6.  Nature of
    Security              |     and Expiration     |     Securities Underlying    |     sion or    |     ship      |     Indirect
    (Instr. 4)            |     Date               |     Derivative Security      |     Exercise   |     Form of   |     Beneficial
                          |     (Month/Day/Year)   |     (Instr. 4)               |     Price of   |     Deriv-    |     Ownership
                          |                        |                              |     Deri-      |     ative     |     (Instr. 5)
                          |                        |                              |     vative     |     Security: |
                          |                        |                              |     Security   |     Direct    |
                          |------------------------|------------------------------|                |     (D) or    |
                          |   Date     |  Expira-  |     Title   |  Amount or     |                |     Indirect  |
                          |   Exer-    |  tion     |             |  Number of     |                |     (I)       |
                          |  cisable   |  Date     |             |  Shares        |                |     (Instr. 5)|
--------------------------|------------|-----------|--- ---------|----------------|----------------|---------------|----------------
Option                    | 5/15/97    |  6/30/06  |     Common  |  17,195        |    $2.19822    |       D       |
                          |            |           |     Stock   |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
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Explanation of Responses:

The inclusion of Common Stock indirectly beneficially owned in this filing shall not be deemed an admission that the undersigned is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of such Common Stock




**       Intentional misstatements or omissions of facts constitute Federal
         Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                /s/  Sandeep R. Tungare       May 27, 1997
                                                                                     -----------------------------   --------------
Note:    File three copies of this Form, one of which must be manually signed.         ** Signature of Reporting          Date
         If space provided is insufficient, See Instruction 6 for procedure.              Person
                                                                                                                             Page 2
                                                                                                                    SEC 1473 (8/92)